EXHIBIT 99

                                                          [Ashland Logo]
NEWS FROM ASHLAND

                                               FOR FURTHER INFORMATION:

                                                Chuck Rice
                                                (606) 329-3895

                                               FOR IMMEDIATE RELEASE
                                                 May 10, 1995

ASHLAND INC. TO TAKE ONE-TIME CHARGE
FOR ASHLAND PETROLEUM COMPANY REORGANIZATION

Ashland, Ky. - Ashland Inc. (NYSE: ASH) announced today that Ashland Petroleum Company, the corporation's largest division, has announced a sweeping management re-organization intended to position the company for success in the extremely competitive refining business. The program includes adopting a cross-functional management concept and instituting an enhanced early retirement program with a goal of eliminating 250 positions. If this goal is not achieved through the early retirement program then an involuntary work force reduction will be necessary.
         Ashland Inc. expects to record a one-time, pre-tax charge of approximately $25 million in fiscal 1995.
         Under the re-organization, Robert E. Yancey remains as Ashland Petroleum president and senior vice president of Ashland Inc. D. Duane Gilliam has been named executive vice president, petroleum operations and is responsible for day-to-day strategic and tactical decisions across all strategic business units of the company.
         "With continued excess refining capacity in the U.S., these changes are necessary," Yancey said. "Now and in the future, efficiency and flexibility will determine success in the petroleum refining business. The ability to make decisions that quickly and accurately reflect the commercial realities of the marketplace and implement those decisions through cross-functional teams should significantly improve our performance over time."
         Ashland Inc. is a worldwide energy and chemical company engaged in petroleum refining, transportation and wholesale marketing; retail gasoline marketing; motor oil and lubricant marketing; chemicals; coal; highway construction; and oil and gas exploration and production.